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                                                                    EXHIBIT 3.1



                             ARTICLES OF AMENDMENT
                      OF THE ARTICLES OF INCORPORATION OF
                           ROMAC INTERNATIONAL, INC.


         Pursuant to Section 607.1003 and 607.1006 of the Florida Business Corporation Act, the Articles of Incorporation of Romac International, Inc. (the "Corporation"), are hereby amended according to these Articles of
Amendment:

         FIRST:   The name of the Corporation is Romac International, Inc.

         SECOND: Article I of the Articles of Incorporation shall be amended in its entirety to read as follows:

            "The name of the Corporation shall be kforce.com, Inc."

         THIRD:   The foregoing amendment was unanimously approved by the
directors of the Corporation on November 12, 1999, and thereafter, was approved by the vote of a sufficient number of the holders of outstanding shares of stock of the Corporation present and entitled to vote at a duly convened annual meeting of the shareholders called in accordance with Section 607.0701 of the Florida Statutes on May 5, 2000.

         IN WITNESS WHEREOF, the undersigned has executed this instrument as of May 12, 2000.



                                       ROMAC INTERNATIONAL, INC.


                                       By: /s/ William L. Sanders
                                          -------------------------------------
                                               William L. Sanders, Secretary






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